Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:		FOR IMMEDIATE RELEASE
Charles S. Roberts		April 23, 2012
President

Telephone:	(770) 394-6000
Fax:	(770) 551-5914

ROBERTS REALTY INVESTORS, INC.

RENEWS $2,955,000 LOAN

ATLANTA, GA — Roberts Realty Investors, Inc. (NYSE Amex: RPI) announces it has renewed a $2,955,000 loan on its Highway 20 land and extended the maturity date to April 8, 2013.  The Highway 20 land is zoned for 210 multifamily units and is located in Cumming, Georgia less than a mile from the downtown area which provides shopping, restaurants, and other entertainment venues.  The Cumming area continues to experience solid growth with the expansion of the Northside Hospital complex which employs more than 1,850 people, the opening of a new three pool Aquatic Center and the addition of satellite campuses for North Georgia College and State University and Gainesville State College which are expected to open this fall.

Mr. Charles S. Roberts, the company’s President and CEO, stated, “We are pleased to announce the extension of this loan through April 2013.  Additionally, the recent reports published by REIS, a national real estate research firm, project rising apartment occupancy rates, strong growth in effective rental rates and low levels of new apartment construction in the North Atlanta apartment market through 2016.  Given the lack of zoned multifamily land and the high barriers to entry in this market area, I believe the demand for and the value of our zoned multifamily land will continue to increase.  We currently own a total of 106 acres of land that is zoned for 1,232 multifamily units in North Atlanta.  As previously announced, we are continuing to pursue a number of strategic alternatives to maximize and realize the value of the Company’s assets for our shareholders.”

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements relate to Roberts Realty’s intent, belief, or expectations regarding the growth in the Cumming, Georgia area, the improvement in the north Atlanta apartment market, and the increase in demand for zoned multifamily land in that market.  These statements involve risks and uncertainties, including the risks that growth in Cumming and in north Atlanta generally may not continue, the unemployment rate in the area may increase, and financing may be unavailable for the construction of new multifamily apartment communities, any or all of which may reduce the demand for zoned multifamily land in that market.  These forward-looking statements are not guarantees of future performance.

For these forward-looking statements, Roberts Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All subsequent written and oral forward-looking statements attributable to Roberts Realty or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Roberts Realty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”